                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

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




                          DATA DOCUMENTS INCORPORATED
                             4205 SOUTH 96TH STREET
                             OMAHA, NEBRASKA  68127
                                ______________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 8, 1997
                                ______________
To The Stockholders of
Data Documents Incorporated:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Data Documents Incorporated, a Delaware corporation (the "Company"), will be held at the Company's principal offices, on Thursday, May 8, 1997, at 10:00 a.m., local time, for the purposes of considering and acting upon the following:

         1. The election of four directors, to hold office until the 1998 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified.

         2. The ratification of the selection of Deloitte & Touche LLP as the independent public accountants of the Company during 1997.

         3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on April 3, 1997 will be entitled to notice of and to vote at the meeting and any adjournments thereof.


                                         By Order of the Board of Directors,



                                         A. ROBERT THOMAS
                                         Secretary
Dated:  April 7, 1997

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                          DATA DOCUMENTS INCORPORATED
                             4205 SOUTH 96TH STREET
                              OMAHA, NEBRASKA 68127
                                ______________                April 7, 1997

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 8, 1997
                                ______________

                            SOLICITATION OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Data Documents Incorporated, a Delaware corporation (or the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Company's principal offices, 4205 South 96th Street, Omaha, Nebraska on May 8, 1997 at 10:00 a.m., Central Time, and all adjournments and postponements thereof. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 7, 1997.

         The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by the Company. Proxies may be solicited by directors, officers and other regular employees of the Company, none of whom will receive any additional compensation for such solicitation. Proxies may be solicited in person or by telephone. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

                                     VOTING

         The close of business on April 3, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. On that date, there were outstanding 9,615,668 shares of the Company's Common Stock, $.001 par value ("Common Stock"). A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Meeting. Each share of Common Stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the meeting. In all matters other than the election of directors, the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of stockholders. Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. If a broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as present for purposes of determining the existence of a quorum but will not be considered as present and entitled to vote with respect to that matter.

         Proxies will be voted in accordance with the instructions thereon. In the absence of such instructions, proxies will be voted for management's nominees for election as directors. As of the date hereof, the Board of Directors of the Company was not aware of any matters which would be presented for action at the Meeting other than those specifically identified in the Notice of Meeting accompanying this Proxy Statement. However, should any other matters come before the meeting, proxies will be voted in the discretion of the persons named as proxies thereon as to any other business that may properly come before the Meeting or any adjournment thereof.

         Any stockholder has the power to revoke his or her proxy at any time before it is voted at the Meeting by submitting written notice of revocation to the Secretary of the Company, or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the Meeting and elects to vote the shares represented thereby in person.
                             ELECTION OF DIRECTORS

         The directors of the Company are elected annually. The authorized number of directors was reduced from five to four directors upon the retirement during 1996 of Mark R. Allison from the Board of Directors. However, the Board of Directors intends to increase the authorized number of directors to appoint an independent director sometime in the future. The term of office of all present directors expires on the date of the Meeting, at which the four directors are to be elected to serve for the ensuing year and until their successors are elected and qualified. The nominees of management for election as directors (all of whom are presently directors) are set forth below along with certain information regarding these nominees. Should any nominees become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. To the best of the Company's knowledge, all nominees are and will be available to serve.

          NAME                           PRINCIPAL OCCUPATION
          ----                           --------------------
          Walter J. Kearns               Chairman of the Board, President and
                                         Chief Executive Officer of the Company

          Joseph C. Addison              Retired Vice President, Finance, Chief Financial
                                         Officer, Secretary and Treasurer of the Company

          Thomas W. Blumenthal           Vice President of The Baupost Group, Inc., a
                                         private investment firm

          Robert W. Cruickshank          President of R. W. Cruickshank & Company, an
                                         investment firm providing consulting services

                                   MANAGEMENT

         The directors and executive officers of the Company are as follows:

                                                           YEARS OF
                                                           COMPANY
                             NAME                AGE       SERVICE                         POSITION
                ----------------------------     ---       --------     ------------------------------------------
                Walter J. Kearns  . . . . .       59          13        Chairman of the Board, President and Chief
                                                                        Executive Officer
                A. Robert Thomas  . . . . .       53          --        Chief Financial Officer, General Manager,
                                                                        Business Forms, Supplies and Services,
                                                                        Secretary and Treasurer
                Morris W. Caudle  . . . . .       54          10        Vice President, General Sales Manager
                Jeffrey R. Holton . . . . .       46          4         Vice President, General Manager,
                                                                        InteliMail(R)
                Allyn D. Plejdrup . . . . .       61          21        Vice President, General Manager, Label Group
                William R. Rinehart . . . .       60          20        Vice President, Manufacturing
                Joseph C. Addison . . . . .       64          23        Director
                Thomas W. Blumenthal  . . .       38          --        Director
                Robert W. Cruickshank . . .       51          --        Director

         Walter J. Kearns has served as President and Chief Executive Officer of the Company's principal subsidiary, Data Documents, Inc., a Nebraska corporation ("DDI"), since 1984 and he assumed such offices for the Company in 1988 upon the formation of the Company and the acquisition of DDI from Pitney Bowes, Inc. (the "1988 Management Acquisition"). Previously, he was employed by Burroughs Corporation for over 20 years, last serving as Vice President and General Manager, Business Forms Division. Mr. Kearns has been a director of DDI and the Company since the 1988 Management Acquisition.

         A. Robert Thomas joined DDI in November 1996 as Senior Vice President, Finance and General Manager, Business Forms, Supplies and Services. In March 1997, Mr. Thomas also assumed the positions of Chief Financial Officer, Secretary and Treasurer. Prior to joining DDI, Mr. Thomas served as the Chief Operating Officer of Oriental Trading Company, Inc. from 1989 to 1996. Prior to 1989, Mr. Thomas was with Arthur Andersen & Co. for more than 20 years.

         Morris W. Caudle joined DDI in January 1987 as Vice President, Sales (Eastern Region). He assumed such office for the Company upon the 1988 Management Acquisition. In October 1989, Mr. Caudle became Vice President, General Sales Manager.

         Jeffrey R. Holton is Vice President and General Manager,
InteliMail(R). Mr. Holton joined the Company in August 1993 after a 21-year career in the direct mail industry with the Communicolor Division of The Standard Register Company in Ohio.

         Allyn D. Plejdrup joined DDI in 1976 as Director of Marketing of the Label division and was promoted in that year to Division Manager. He assumed that position for the Company upon the 1988 Management Acquisition. In February 1988, Mr. Plejdrup became Vice President, General Manager, Data Label. In September 1995 and in connection with the acquisition of Cal Emblem Labels, Inc., Mr. Plejdrup became Vice President, General Manager, Label Group.

         William R. Rinehart joined DDI in 1977 as Plant Manager of the Dallas Plant. He has served as Plant Manager, Dallas Forms; Division Manager, Dallas; and since 1986, Vice President, Manufacturing for DDI. He assumed that position for the Company upon the 1988 Management Acquisition.

         Joseph C. Addison joined DDI in 1974 and served as Vice President, Finance, Chief Financial Officer, Secretary and Treasurer and as a Director upon the 1988 Management Acquisition until his retirement in February 1997. Prior to holding such positions, Mr. Addison served successively as Director, Management Information and Treasurer.

         Thomas W. Blumenthal became a director of DDI and the Company upon the 1988 Management Acquisition. Mr. Blumenthal is currently a Vice President of The Baupost Group, Inc. From 1984 until 1993, Mr. Blumenthal was associated with Dean Witter Reynolds Inc. in various capacities where he became a Managing Director in 1989. Mr. Blumenthal is also a director of Richey Electronics, Inc.
         Robert W. Cruickshank has been a director of the Company since 1992 and DDI since December 1994. Mr. Cruickshank operates an investment firm providing consulting services ranging from investment policy to supervision of private companies. Mr. Cruickshank is a director of Calgon Carbon Inc., Friedman's Inc. and New Canaan Bank and Trust.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Company maintains an Audit Committee, a Compensation Committee and a Stock Option Committee.

         The Audit Committee held two meetings in 1996. The Audit Committee is comprised of Messrs. Blumenthal and Cruickshank. The Audit Committee is charged with establishing the scope of the Company's audit procedures, negotiating with and retaining the Company's independent auditors, reviewing and presenting to the board for approval the audit reports rendered to the Audit Committee and initiating any other such audit procedures which it may deem necessary or advisable with respect to the financial control of the Company's operations.

         The Compensation Committee held two meetings in 1996. The Compensation Committee is comprised of Messrs. Blumenthal and Cruickshank. The Compensation Committee establishes the general compensation policies of the Company and establishes the specific compensation programs utilized by the Company with respect to the executive officers of the Company.

         The Stock Option Committee is comprised of Messrs. Blumenthal and Cruickshank. The Stock Option Committee held three meetings in 1996. The Stock Option Committee has oversight responsibility for administering the Company's 1995 Employee Stock Incentive Plan.

         In 1996, the Board of Directors held four meetings. Each director attended at least 75 percent of the meetings of the Board of Directors and the committees of the Board on which he served in 1996.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of any equity security of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based solely on a review of the copies of the forms that the Company received, the Company believes that Forms 4 were not timely filed by (i) Messrs. Blumenthal and Cruickshank and Mark R. Allison, a former director, to report options granted in May 1996; (ii) Mr. Caudle to report three donative transfers that occurred in December 1995 and one sale that occurred in August 1996; (iii) Mr. Holton to report options granted in October 1996; (iv) Mr. Kearns to report shares purchased by his wife in October 1995; and (v) Mr. Rinehart to report two donative transfers and three sales by each of Mr. Rinehart and his wife. These transactions were subsequently reported on Forms 4 or 5, thereby correcting the oversight.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth, for the three most recent fiscal years, the cash compensation for services in all capacities to the Company of those persons who were, as of December 31, 1996, the Company's Chief Executive Officer, and the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the last fiscal year (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                               COMPENSA-
                                                                ANNUAL COMPENSATION               TION
                                                        -----------------------------------    ----------
                                                                                  ALL OTHER    SECURITIES
                                                                                  COMPENSA-    UNDERLYING
    NAME AND PRINCIPAL POSITION                   YEAR   SALARY       BONUS(1)     TION(2)      OPTIONS
----------------------------------------------    ----  --------     ---------   ----------    ----------
 Walter J. Kearns  . . . . . . . . . . . . .      1996  $245,100     $229,400       1,350            --
   Chairman, President and Chief                  1995   234,500      320,500       1,350        12,000
   Executive Officer                              1994   227,700      200,400       1,350            --

 William R. Rinehart . . . . . . . . . . . .      1996   137,900       52,300       1,692            --
   Vice President, Manufacturing                  1995   131,925       63,500       1,085         5,000
                                                  1994   126,442       54,200       1,085            --

 Morris W. Caudle  . . . . . . . . . . . . .      1996   147,033       50,000         576            --
   Vice President, General Sales                  1995   140,717       76,200         576         5,000
   Manager                                        1994   135,725       52,500         576            --

 Joseph C. Addison (3) . . . . . . . . . . .      1996   133,050       45,500       2,106            --
   Vice President, Finance,                       1995   126,125       69,400       2,106         5,000
   Chief Financial Officer, Secretary and         1994   118,750       42,200       2,106            --
   Treasurer

 Allyn D. Plejdrup . . . . . . . . . . . . .      1996   144,133       50,000       1,903            --
   Vice President, General Manager,               1995   131,500       83,600       1,902         5,000
   Label Group                                    1994   122,700       47,700       1,220            --
---------------

(1) Includes amounts earned during the subject year, but paid in the subsequent year.

(2) Consists of the value of the Company's contributions to group life insurance over $50,000. Excludes perquisites and other personal benefits that do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any Named Executive Officer.

(3) Mr. Addison served as the Company's Vice President, Finance, Chief Financial Officer, Secretary and Treasurer until March 1997.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

         Shown below is information relating to the value of unexercised options for each of the Named Executive Officers as of December 31, 1996:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                      UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
            NAME                    OPTIONS AT FISCAL YEAR-END    AT FISCAL YEAR-END (1)
            ----------------------  --------------------------    -----------------------
            Walter J. Kearns                 12,000                       $11,700
            William R. Rinehart               5,000                         9,375
            Morris W. Caudle                  5,000                         9,375
            Joseph C. Addison                 5,000                         9,375
            Allyn D. Plejdrup                 5,000                         9,375
---------------

(1) Calculated using closing per-share price of $10.875 of the Company's Common Stock on The Nasdaq National Market on December 31, 1996.
         The actual amount, if any, realized from unexercised options will be dependent upon the price of the Company's Common Stock at the time shares obtained upon exercise of such options are sold and, as to unexercisable options, whether restrictions upon exercise of such options lapse.

EMPLOYMENT AGREEMENT

         The Company has entered into an employment agreement (the "Employment Agreement") with Mr. Kearns which sets forth the terms and conditions of Mr. Kearns' employment as Chairman, President and Chief Executive Officer. The Employment Agreement provides for a base salary of $227,700, reviewable annually by the Board of Directors for increase, as well as an annual targeted bonus of 96% of the annual salary range midpoint ($239,000 for 1996), based upon the attainment by the Company of certain financial performance objectives. See "-- Annual Cash Bonus Plan."

         The Employment Agreement does not provide for a specified term of employment. If Mr. Kearns' employment is terminated by the Company without cause or if he resigns for good reason, other than within two years following a Change of Control (in each case, as defined in the Employment Agreement), Mr. Kearns would be entitled to receive severance payments and other benefits including: (a) a single lump sum payment of any accrued base salary, benefits and bonus under the Annual Cash Bonus Plan (as defined below); (b) continuation of base salary, bonus payments and certain fringe benefits for a period of 24 months following termination of employment, provided that such amounts shall be reduced if Mr. Kearns accepts third-party employment; and (c) full vesting of all outstanding stock options, if any.

         Within two years following a Change of Control, if Mr. Kearns' employment is terminated by the Company without cause or if he resigns for good reason, he would be entitled to receive certain lump sum payments and other benefits, including: (a) a single lump sum payment of any accrued base salary, benefits and bonus under the Annual Cash Bonus Plan; (b) a single lump sum payment equal to the sum of two times Mr. Kearns' applicable base salary and targeted annual bonus; and (c) reimbursement of any excise tax incurred under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), plus any resulting income taxes as a result of such reimbursement. In addition, upon the occurrence of a Change in Control, Mr. Kearns will become fully vested in all outstanding stock incentive awards, including all stock options, if any, granted to him.

         If Mr. Kearns' employment is terminated by the Company for cause or if he resigns without good reason, he would not be entitled to any severance pay or any other additional compensation.

ANNUAL CASH BONUS PROGRAM

         The Annual Cash Bonus Program provides for the granting of cash bonuses to officers and other key employees of the Company. Each year objective financial performance measurements for the Company and target bonus levels for each executive are approved in advance by the Compensation Committee of the Board of Directors. Bonus amounts are determined based on a combination of the performance results for the Company and individual performance goal results and are paid following the end of the fiscal year. The typical target bonus ranges from 10% to 40% of the annual salary range midpoint for the particular employee's position ("annual salary range midpoint"). Mr. Kearns' annual bonus target is 96% of annual salary range midpoint and may not exceed 149% of annual salary range midpoint pursuant to his employment agreement. The maximum bonus of the other named Executive Officers may not exceed 60% of their annual salary range midpoint.

TERMINATION BENEFITS AGREEMENTS

         The Company has entered into certain Termination Benefits Agreements (the "Termination Agreements") with each of the Company's executive officers other than Mr. Kearns and Mr. Thomas. Under the terms of the Termination Agreements, such executives are entitled to receive certain benefits upon the termination of their employment within two years following a Change in Control if termination is by the Company without cause or by such executive for good reason (all terms as defined in the Termination Agreements). Benefits payable upon termination would include: (a) a single lump sum payment of any accrued base salary, benefits and bonus under the Annual Cash Bonus Plan; (b) continuation of certain fringe benefits for a period of 12 months following termination of employment; (c) a single lump sum payment equal to 1 1/2 times the executive's applicable base salary and targeted annual bonus; and (d) reimbursement of any excise tax incurred under Section 4999 of the Code, plus any resulting income taxes. In addition, upon the occurrence of a Change in Control, the executive will become fully vested in all outstanding stock incentive awards, including all stock options, if any, granted to him.

RETIREMENT PLANS

         Pension Benefits. The Data Documents, Inc. Pension Plan (the "Pension Plan") is a non-contributory defined benefit pension plan covering all salaried and hourly employees of DDI who have completed one year of service and attained age 21, other than employees who are participants in a collective bargaining agreement that does not provide for participation in the Pension Plan. Upon retirement at normal retirement age (65), a participant in the Pension Plan is entitled to an annual pension benefit equal to 0.8% of his "average annual compensation" up to an amount equal to his "covered compensation" plus 1.2% of average annual compensation in excess of covered compensation multiplied by the number of years of service accrued by the participant, up to a maximum of 35 years. For purposes of the application of this formula, "average annual compensation" is calculated on the basis of the average of the highest-paid five consecutive years of the participant's final ten calendar years of service. "Covered compensation" is the average of the taxable wage bases in effect for each calendar year during the 35-year period ending on the last day of the calendar year in which the participant attains "retirement age" as defined in the Social Security Act. Benefits received are not reduced by amounts received from Social Security or other benefit plans. The normal form of pension benefit for a married participant is a joint and 50% survivor annuity and for a single participant is a straight life annuity. A participant becomes entitled to a non-forfeitable benefit under the Pension Plan upon completion of five years of service. For purposes of vesting and benefit accrual, an employee accrues one year of service upon completion of at least 1,000 hours of service in a calendar year. The Pension Plan also provides for payment of benefits upon a participant's early retirement date (attainment of age 55 with at least five years of service), actuarially reduced by factors set forth in the Pension Plan.

         The following table shows the annual pension benefits, calculated on the basis of a straight life annuity, that would be payable under the Pension Plan for retirement at age 65 for various levels of average annual compensation and years of service:

                                                            ANNUAL BENEFITS FOR YEARS OF SERVICE(2)
                                                   ------------------------------------------------------
    AVERAGE ANNUAL COMPENSATION(1) LEVELS:            15          20          25        30           35
    --------------------------------------         -------     -------     -------    -------     -------
    $100,000  . . . . . . . . . . . . .            $16,541     $22,055     $27,569    $33,083     $38,596
    $125,000  . . . . . . . . . . . . .             21,041      28,055      35,069     42,083      49,096
    $150,000(3) . . . . . . . . . . . .             25,541      34,055      42,569     51,083      59,596
---------------

(1) Under Section 401(a)(17) of the Code, effective for benefits accrued under the Pension Plan in Plan years beginning on or after January 1, 1994, compensation in excess of $150,000 must be disregarded.

(2) Under Section 415 of the Code, annual benefits which can be paid under the Pension Plan to any employee may not exceed an amount equal to $120,000, as adjusted annually.

(3) Due to the restrictions discussed in footnote (1) above, benefits for average annual compensation in excess of $150,000 are the same as those for average annual compensation of $150,000.

         Compensation for purposes of the determination of average annual compensation means the total earnings paid or made available to an employee during a Plan year, as defined in Section 415(c)(3) of the Code, but including compensation not currently includable in an employee's gross income by reason of the application of Sections 125 and 402(a)(8) of the Code.

For purposes of determining annual compensation, the Company includes the value of Company contributions for group life insurance over $50,000.

         The years of service, for Pension Plan purposes, and estimated average annual compensation as of December 31, 1996, of each individual named in the Summary Compensation Table above were: Mr. Kearns: 13 years, $431,554; Mr.
Addison: 16 years, $170,525; Mr. Caudle: 10 years, $191,908; Mr. Plejdrup: 16 years, $175,539; and Mr. Rinehart: 16 years, $185,473. The current vested annual benefits for those eligible to retire as of January 1, 1997 would be:
Mr. Kearns, $24,864; Mr. Addison, $26,604; Mr. Plejdrup, $25,428 and Mr. Rinehart, $26,496. Mr. Caudle is not currently eligible to retire.

         The Company currently intends to continue the Pension Plan, but has reserved the right to terminate it at any time.

         401(k) Plan. The Data Documents, Inc. 401(k) Salary Deferral Savings Plan (the "401(k) Plan") is a tax-qualified defined contribution plan that contains a qualified cash or deferred arrangement under Section 401(k) of the Code. All employees, other than those covered under collective bargaining agreements, are eligible to participate in the 401(k) Plan upon completion of one year of service. Employees may elect to contribute a percentage of their annual earnings to the 401(k) Plan on a pre-tax basis by payroll deduction up to a maximum of $9,500 each year (or such higher limit as the Internal Revenue Service may prescribe). The amounts so contributed are credited to individual accounts maintained for each 401(k) Plan participant in the tax-exempt trust established by the 401(k) Plan. Participants are fully vested at all times in such account balances. Amounts held in such accounts are invested at the direction of the participant in one or more of the several diversified investment funds made available by the Company as plan administrator. Other than forwarding the participants' salary deferrals to the 401(k) Plan on their behalf, the Company makes no contributions to the 401(k) Plan. The Company maintains separate 401(k) plans for its Denver, Colorado and Tacoma, Washington collective bargaining unit employees, which include contributions made by the Company. As a result of the acquisition of Cal Emblem Labels, Inc. in August 1995, the Company also maintains a 401(k) plan for employees of that subsidiary, with a matching contribution of 15% of a participant's salary deferrals made by the Company. Participants become fully vested in these matching contributions on a gradual schedule over seven years.

         As of December 31, 1996, the account balances under the 401(k) Plan of each individual named in the Summary Compensation Table above were: Mr. Kearns, $121, 626; Mr. Addison, $103,012; Mr. Caudle, $119,863; Mr. Plejdrup, $12,340;
and Mr. Rinehart, $86,134. Upon termination of employment, the foregoing officers would be entitled to receive a distribution of their account balances from the 401(k) Plan.

         The Company currently intends to continue the 401(k) Plan, but has reserved the right to terminate it at any time.

                             DIRECTOR COMPENSATION

         Each director who is not an employee of the Company receives an annual fee of $18,000 plus a fee of $500 for each attended regularly scheduled meeting as well as reimbursement of such directors' expenses relating to their activities as directors. Non- employee directors also receive automatic option grants every three years under the Company's 1995 Employee Stock Incentive Plan pursuant to a pre-determined formula.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

         The executive compensation programs are administered by the Compensation Committee of the Board of Directors, which is comprised exclusively of non-employee directors. The Compensation Committee has utilized the proprietary system of HAY Associates, an independent consulting firm. Set forth below is the Compensation Committee's report for 1996.

COMPENSATION PHILOSOPHY

         The executive compensation program is designed to attract, retain and motivate executive personnel whose sustained performance will increase stockholder value through successful achievement of short-term corporate goals and long-term company objectives, and includes a mix of base salary and bonus. Each executive's compensation is integrally linked to the achievement of both specific individual goals and the Company's strategic business plans. BASE

SALARY

         A base salary range is established for each officer position based upon an evaluation of the skills and knowledge needed to perform the position, the decision and problem-solving abilities necessary to satisfactorily achieve the assigned duties and responsibilities, the accountability of the position and its impact on the operations and financial results of the Company.

         Each year the Company and the Compensation Committee compare base salary, bonus and total compensation ranges of the Company's executives to those of similar positions in comparable companies using independent survey data. These independent surveys are used to establish a base salary merit increase budget for each position within the Company. Within this budget, executives may or may not receive a base salary increase dependent upon performances in the prior year and their position relative to comparable company positions. The amount of increase, if any, varies with individual performance against established performance objectives.

ANNUAL INCENTIVE BONUS

         The Company's compensation program includes an annual incentive bonus that is expressed as a targeted percentage of salary range midpoint, typically 35%, for each position. A target bonus is paid when both financial performance (as measured by key components of earnings and cash flow) and individual performance objectives are met. The financial goals are directly related to the Company's strategic business plan. Individual performance goals are value added, representing achievements of annually agreed-upon objectives beyond normal position expectations. The Company's Chief Executive Officer recommends the specific objectives for the management team members to the Compensation Committee of the Board for approval.

         The annual incentive bonus program is structured to establish minimum expectations which determine whether any bonus will be paid. As performance exceeds the minimum, the amount of the targeted incentive earned increases.

INCENTIVE STOCK OPTIONS

         Prior to the Company's initial public offering in October 1995, its compensation programs were principally comprised of cash salary and bonus. Subsequent to such offering, the Compensation Committee implemented equity-based compensation incentives as an integral part of the Company's overall compensation program. The Company enjoys a significant equity culture with approximately 23.7% of its fully diluted shares outstanding held by members of management and the Board of Directors. The Compensation Committee believes that such ownership, together with the long-term incentive offered by increased ownership through option grants, positively aligns the interests of management and the Company's stockholders. The Company's incentive stock option grants typically vest over a three-year period and are granted at current market prices as of the date of grant. CHIEF EXECUTIVE OFFICER

COMPENSATION

         Mr. Kearns has served as the Company's Chief Executive Officer since the time of the 1988 Management Acquisition. In November 1994, the Company entered into an employment agreement with Mr. Kearns which sets forth the term and conditions of his employment. Mr. Kearns' employment agreement provides for a base salary of $227,700, reviewable annually as well as an annual targeted bonus of 96% of his salary range midpoint (subject to a cap of 149% of such midpoint), based upon the attainment by the Company of certain financial performance objectives. Mr. Kearns was granted an increase in base salary to $234,500 effective January 1995, and a subsequent increase to $245,100 effective January 1996. Mr. Kearns was awarded a year-end bonus of $229,400 which was based upon the Company exceeding cash flow and earnings objectives.

POLICY WITH RESPECT TO $1 MILLION DEDUCTION LIMIT

         Section 162(m) of the Internal Revenue Code limits the tax deductibility of annual compensation (including base salary, annual and longer-term incentives, gains from stock option exercises and certain benefits) paid to certain executive officers in excess of $1 million. This deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be determined solely upon the achievement of objective performance goals under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the compensation committee must certify that the performance goals were achieved before payments can be made. It is the intent of the Company and the Compensation

Committee to structure the Company's compensation programs to conform with the
Section 162(m) limitations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments that qualify as "performance- based" or are exempt for other reasons. However, it is possible at some point in the future that circumstances may arise that make it advisable, based upon sound business purposes, to authorize compensation that is not deductible.

         COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
         THOMAS W. BLUMENTHAL
         ROBERT W. CRUICKSHANK

         The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

                       COMPENSATION COMMITTEE INTERLOCKS
              AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Neither Mr. Blumenthal nor Mr. Cruickshank is or has been an employee or officer of the Company or any of its subsidiaries.

                               PERFORMANCE GRAPH

         The following graph shows the Company's total return to stockholders compared to the Nasdaq Market Value Inde1 ("Nasdaq") and a Peer Group Index2 ("Peer Group") over the period from October 3, 1995 (the initial day of trading of the Company's Common Stock) to December 31, 1996 (the final day of the most recently completed fiscal year).

__________________________________

  1 Includes all issues trading over the Nasdaq National Market and Over-the-Counter Markets during the period from October 3, 1995 through December 31, 1996, weighted annually by market capitalization (shares outstanding multiplied by stock price).

  2 A Peer Group Index compiled and published by Media General Financial
    Services, Inc. comprised of certain business forms companies that were publicly traded in the United States at December 31, 1996, weighted annually by market capitalization (shares outstanding multiplied by stock price). Copies of this index can be obtained by ordering "SIC Code Group 2761 -- Manifold Business Forms" from Media General Financial Services, Inc., P.O. Box 85333, Richmond, VA. 23293, telephone number (804) 649-6587, and paying their standard fee.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
            AMONG DATA DOCUMENTS INCORPORATED, NASDAQ AND PEER GROUP
                      October 3, 1995 - December 31, 1996

                                                 10/3/95    12/31/95   12/31/96
                                                 -------    --------   --------
              Data Documents Incorporated        $100.00    $ 95.17     $120.00
              Nasdaq                              100.00     101.99      127.26
              Peer Group                          100.00      99.20      123.27

         The cumulative total return shown on the stock performance graph indicates historical results only and is not necessarily indicative of future results.

         Each line on the stock performance graph assumes that $100 was invested in the Company's Common Stock and the respective indices on October 3, 1995 (the initial day of trading of the Company's Common Stock). The graph then presents the value of these investments, assuming reinvestment of dividends, through December 31, 1996.

         The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 17, 1997 (i) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) by each of the Company's directors, (iii) by each Named Executive Officer and (iv) by all directors and executive officers as a group. The number of shares beneficially owned by each person shown in the table below is determined under rules of the Securities and Exchange Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise noted, the address of each such person is that of the Company at 4205 South 96th Street, Omaha, Nebraska 68127.

                                                                 NUMBER OF
                                                                SHARES(1)(2)      PERCENT
                                                                ------------      -------
                Walter J. Kearns(3) . . . . . . . . . . . .        845,443         8.8%
                A. Robert Thomas  . . . . . . . . . . . . .              0         *
                Morris W. Caudle(4) . . . . . . . . . . . .        349,362         3.6
                Allyn D. Plejdrup(5)  . . . . . . . . . . .        356,762         3.7
                William R. Rinehart(6)  . . . . . . . . . .        174,762         1.8
                Joseph C. Addison(7)  . . . . . . . . . . .        360,095         3.7
                Thomas W. Blumenthal(8) . . . . . . . . . .         83,654         *
                Robert W. Cruickshank(9)  . . . . . . . . .         47,913         *
                All directors and executive officers
                 as a group (9 persons)(10) . . . . . . . .      2,286,595        23.7
---------------

*        Indicates ownership of less than one percent

(1) The shares of Common Stock underlying options, warrants, rights or convertible securities that are exercisable as of March 17, 1997 or that will become exercisable within 60 days thereafter are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options, warrants,rights or convertible securities, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

(2) Unless otherwise noted, sole voting and dispositive power are possessed with respect to all shares of Common Stock shown.

(3) Includes 5,200 shares held by members of Mr. Kearns' family, as to which Mr. Kearns disclaims beneficial ownership. Also includes 4,000 shares of Common Stock issuable upon exercise of options by Mr. Kearns.

(4) Includes 76,200 shares held by members of Mr. Caudle's family, as to which Mr. Caudle disclaims beneficial ownership. Also includes 1,667 shares of Common Stock issuable upon exercise of options by Mr. Caudle.

(5) Includes 1,667 shares of Common Stock issuable upon exercise of options by Mr. Plejdrup. Mr. Plejdrup's address is Data Documents, 3403 Dan Morton Drive, Dallas, Texas 75236-1068.

(6) Includes 86,547 shares held by members of Mr. Rinehart's family, as to which Mr. Rinehart disclaims beneficial ownership. Also includes 1,667 shares of Common Stock issuable upon exercise of options by Mr. Rinehart.

(7) Includes 5,000 shares of Common Stock issuable upon exercise of options by Mr. Addison. Mr. Addison's address is 1118 North 122 Street, Omaha, Nebraska 68154.

(8) Includes 2,000 shares held by members of Mr. Blumenthal's family, as to which Mr. Blumenthal disclaims beneficial ownership. Also includes 9,333 shares of Common Stock issuable upon exercise of options by Mr. Blumenthal. Mr. Blumenthal's address is
       c/o The Baupost Group, 44 Brattle Street, Second Floor, Cambridge, Massachusetts 02138.

(9) Includes 1,000 shares of Common Stock issuable upon exercise of options by Mr. Cruickshank. Mr. Cruickshank's address is P.O. Box 396, New Canaan, Connecticut 06840.

(10) Includes 27,667 shares of Common Stock issuable upon exercise of options by executive officers and directors as a group. Also includes, for certain executive officers and directors, shares held by family members, as to which such executive officers and directors disclaim beneficial ownership.

                              CERTAIN TRANSACTIONS

STOCKHOLDERS' AGREEMENT AND REGISTRATION RIGHTS

         In connection with the acquisition of the Company in 1988 by certain members of management (the "Management Stockholders") and certain private investors (including entities affiliated with Mark R. Allison, a former director of the Company), the Management Stockholders, the private investors, and the Company entered into a Stock Subscription Agreement, which was amended and restated upon the consummation of the Company's November 1994 13-1/2% Senior Note offering (as amended and restated, the "Stockholders' Agreement").

         Most of the rights contained in the Stockholders' Agreement terminated upon consummation of the Company's initial public offering in October 1995, except that all of the parties thereto continue to have incidental, or piggyback, registration rights if the Company proposes to register any of its equity securities under the Securities Act of 1933 (other than in certain instances) subject to customary underwriting cut-back and hold-back provisions. The registration rights of the Stockholders' Agreement continue until September 1, 2004. The Company will pay all expenses relating to any such registrations other than underwriting discounts and commissions.

CONSULTING AGREEMENTS

         Mr. Allison, a former director of the Company, was previously the Chief Executive Officer of Ashtree Holdings, Inc. (formerly known as Lafarick Corporation in Los Angeles, and prior to that known as Raebarn Corporation, "Ashtree"), which initiated the 1988 acquisition of the Company, since 1985. Pursuant to an Agreement for Management, Advisory and Consulting Services, dated as of February 26, 1988, among DDI, the Company and a predecessor-in-interest to Ashtree (the "Raebarn Agreement"), the Company paid such predecessor a transaction fee of $600,000 upon consummation of the 1988 Acquisition. In 1991, the predecessor-in-interest assigned 50% of its rights and obligations under the Raebarn Agreement to Ashtree. Pursuant to the Raebarn Agreement, the Company agreed to pay Ashtree, as assignee, an annual fee of $125,000, in addition to out-of-pocket expenses for a term of ten years which was to expire in February 1998. The parties terminated the Raebarn Agreement effective upon consummation of the Senior Note offering in November 1994 and recorded the present value of the liability at the time of such termination. In connection with such termination, the Company agreed to make termination payments to Ashtree of $125,000 per year, subject to a 4% annual increase through December 1, 2002. The Company made payments aggregating $135,000 to Ashtree during 1996 in accordance with this agreement.

TRANSACTIONS WITH AFFILIATES

         The Board of Directors has adopted a policy that any transactions between the Company and its officers, directors, principal stockholders or other affiliated parties are subject to approval by a majority of the Company's disinterested directors.

                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         Subject to ratification by the stockholders at the Annual Meeting, the Board of Directors has selected Deloitte & Touche LLP to serve as the independent certified public accountants for the Company and its subsidiaries in 1997. Deloitte & Touche LLP has served as the independent certified public accountants of the Company since 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting to make a statement should they desire to do so and will be available to respond to appropriate questions that may be asked by stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 1997.

                                 ANNUAL REPORT

         The Company's Annual Report to Stockholders is being mailed to all stockholders. Any stockholder who has not received a copy may obtain one by writing to the Company at 4205 South 96th Street, Omaha, Nebraska 68127,
Attention: Ms. Anita M. Meints. In addition, any person wishing to receive a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (excluding the exhibits thereto) may obtain a copy by sending a written request to the Company at the same address.

                             STOCKHOLDER PROPOSALS
                  FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS

         Any eligible stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 1998 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before January 9, 1998. The Board of Directors of the Company will review new proposals received from eligible stockholders by that date and will determine whether such proposals will be included in its 1998 proxy solicitation materials. Generally, a stockholder is eligible to present proposals if he or she has been for at least one year the record or beneficial owner of at least one percent or $1,000 in market value of securities entitled to be voted at the 1998 Annual Meeting of Stockholders and he or she continues to own such securities through the date on which the meeting is held.

                          DATA DOCUMENTS INCORPORATED
                 4205 South 96th Street, Omaha, Nebraska 68127
          This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Walter J. Kearns and A. Robert Thomas as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of Common Stock of Data Documents Incorporated (the "Company") held of record by the undersigned on April 3, 1997 at the Annual Meeting of Stockholders to be held on May 8, 1997 or any adjournment thereof.


                        (To Be Signed on Reverse Side.)

        Please mark your
A   [X] votes as in this
        example.

                                  WITHHOLD
                                  AUTHORITY
                          to vote for all nominees      Nominees:
                  FOR         listed at right           Walter J. Kearns
1. ELECTION OF    [ ]                [ ]                Joseph C. Addison
   DIRECTORS                                            Thomas W. Blumenthal
                                                        Robert W. Cruickshank

                                                    FOR   AGAINST   ABSTAIN
2. Proposal to ratify the selection of Deloitte &   [ ]     [ ]       [ ]
   Touche LLP to serve as the Company's
   independent accountants for fiscal 1997.

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE FOUR NOMINEES FOR ELECTION AND FOR PROPOSAL 2.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.


SIGNATURES _____________________________________ Dated _________________, 1997

________________________________________________
Signature if Held Jointly

Note: Please sign exactly as your name or names appear on stock certificate (as indicated hereon).